Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Third Quarter Ended October 31, 2012 Results

-Third Quarter Revenue Increased 38% to $582 Million-

-Pre-Tax Income Increased 11% to $23.8 Million and Earnings Per Share was $0.66-

-Company Raises Annual Revenue and Reiterates Earnings Per Share Guidance-

-Company Continues Domestic Acquisition Strategy and Expands International Distribution Network-

West Fargo, ND — December 6, 2012 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter and first nine months ended October 31, 2012.

Fiscal 2013 Third Quarter Results

For the third quarter of fiscal 2013, revenue increased 37.6% to $582.1 million from revenue of $423.0 million in the third quarter last year.  All four of the Company’s revenue sources—equipment, parts, service, and rental and other—contributed to this period-over-period revenue growth.  Equipment sales were $456.2 million for the third quarter of fiscal 2013, compared to $312.3 million in the third quarter last year.  Parts sales were $72.1 million for the third quarter of fiscal 2013, compared to $64.5 million in the third quarter last year.  Revenue generated from service was $33.4 million for the third quarter of fiscal 2013, compared to $29.8 million in the third quarter last year.  Revenue from rental and other increased to $20.5 million from $16.3 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2013 was $94.1 million, compared to $74.0 million in the third quarter last year. The Company’s gross profit margin was 16.2% in the third quarter of fiscal 2013, compared to 17.5% in the third quarter last year.  The decrease in gross profit margin was primarily due to the change in sales mix, in which the higher margin parts and service businesses generated a smaller percentage of sales compared to the same quarter last year.

Operating expenses were 11.0% of revenue or $64.0 million for the third quarter of fiscal 2013, compared to 11.8% of revenue or $50.1 million for the third quarter of last year.

Floorplan interest expense increased to $3.7 million for the third quarter of 2013 compared to $2.6 million for the same period last year due to increased levels of interest-bearing equipment inventory.  Other interest expense increased to $2.9 million for the third quarter of fiscal 2013 compared to $0.3 million for the same period last year due to the Company’s April 2012 convertible debt offering.

Pre-tax income for the third quarter of fiscal 2013 was $23.8 million, compared to $21.3 million in the third quarter last year.  Pre-tax margin was 4.1% for the third quarter of fiscal 2013, compared to 5.0% in the third quarter last year.  Pre-tax Agriculture segment income was $26.1 million for the third quarter of fiscal 2013, compared to $20.1 million in the third quarter last year.  Pre-tax Construction segment income was $0.5 million for the third quarter of fiscal 2013, compared to $3.3 million in the third quarter last year.

Net income attributable to common stockholders for the third quarter of fiscal 2013 was $13.9 million, compared to $12.7 million in the third quarter last year.  Earnings per diluted share for the third quarter of fiscal 2013 were $0.66 compared to $0.61 per diluted share in the third quarter last year.

Fiscal 2013 First Nine Months Results

For the nine months ended October 31, 2012, revenue increased 34.4% to $1.41 billion from $1.05 billion for the same period last year. Gross margin for the first nine months of fiscal 2013 was 16.6%, compared to 17.4% in the same period last year. Pre-tax income for the first nine months of fiscal 2013 was $44.9 million for a pre-tax margin of 3.2%, compared to $43.9 million, or a pre-tax margin of 4.2%, for the same period last year. Net income attributable to common stockholders for the first nine months of fiscal 2013 was $26.6 million, or $1.27 per diluted share, compared to $26.1 million, or $1.31 per diluted share, for the same period last year. The nine-month weighted average diluted common shares outstanding for the first nine months of fiscal 2013 was 21.0 million, compared to 19.9 million weighted average diluted common shares outstanding in the same period last year.

Balance Sheet

The Company ended the third quarter of fiscal 2013 with cash and cash equivalents of $115.7 million.  The Company’s inventory level was $1.05 billion as of October 31, 2012, compared to $748.0 million at the end of fiscal 2012.  This inventory level primarily reflected an increase in new equipment, which increased to $726.9 million at October 31, 2012 from $445.5 million at January 31, 2012, while used equipment decreased slightly to $218.4 million at October 31, 2012 from $219.8 million at January 31, 2012.  The Company expects its new equipment inventory will decrease, excluding acquisitions, during the fourth quarter of fiscal 2013.  The Company will continue to manage used equipment levels and valuations regularly but due to seasonally higher new equipment demand in the fourth quarter of the year, the Company anticipates the used equipment inventory level to increase by the end of fiscal 2013.  The Company had available $188.9 million of its $925.0 million total discretionary floorplan lines of credit as of October 31, 2012.

Acquisitions & New Store Openings

In fiscal 2013 to date, the Company completed seven acquisitions, consisting of six agriculture equipment dealership locations in the United States, five construction equipment dealership locations in the United States, one independent rental yard location in the United States, and seven agriculture equipment dealership locations in Europe.  The Company also opened a new construction dealership in Windsor, Colorado and three new agriculture dealership locations in Romania.  In addition, the Company contracted with CNH to distribute Case Construction equipment in Romania and Bulgaria and to distribute CaseIH Agricultural products in Ukraine.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the third quarter, we generated solid top and bottom line growth and ended the quarter with a strong balance sheet.  Our Agriculture segment continued to maintain strong sales activity, despite the impact of drought conditions on customer sentiment, and we also successfully managed our margins, leveraged expenses and improved our Agriculture pre-tax income by 30% compared to the prior year quarter.  Our Construction business also experienced solid top line growth, but increased equipment inventory levels across this industry as well as our recent strategic acquisitions in large metro areas have pressured the bottom line results of this segment.  Based on our year-to-date results and outlook for the final quarter of the year, we are raising our annual revenue range and reiterating our earnings per share outlook.”

Mr. Meyer continued, “As we enter the fourth quarter we expect our inventory management strategy will reduce new equipment inventory levels by the end of fiscal 2013.  In addition, we expect to improve the construction segment of our business which will enable us to generate stronger operating results in the fourth quarter.  We have executed on our organic and acquired growth strategy with strategic acquisitions, both in the United States and internationally.  We recently expanded our domestic footprint into Arizona with the acquisition of Falcon Power. We are excited about our growing dealership network and are confident that our new locations will contribute to our future top and bottom line growth.”

Fiscal 2013 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business. The Company is raising its previous revenue guidance and expects its revenue for the full year ending January 31, 2013 to be in the range of $2.0 billion to $2.15 billion from the previous range of $1.95 billion to $2.1 billion. Net income attributable to common stockholders is expected to be in the range of $44.1 million to $48.3 million.   Earnings per diluted share is expected to be in the range of $2.10 to $2.30 based on estimated weighted average diluted common shares outstanding of 21.0 million.  For comparative purposes, the Company generated revenue of $1.66 billion in fiscal year 2012 and net income attributable to common stockholders for fiscal 2012 was $43.8 million, or $2.18 per diluted share, based on weighted average diluted common shares outstanding of 20.1 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 417-8516 from the U.S.  International callers can dial (719) 325-2484.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 20, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7983584.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full-service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 104 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, and Arizona, including two outlet stores, and 12 European dealerships in Romania and Bulgaria.  The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding new and used equipment inventory levels, additional growth and domestic and international acquisition opportunities and the

Company’s ability to capitalize on such opportunities,  growth and profitability expectations, and the expected results of operations for the fiscal year ending January 31, 2013 and the components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	October 31,	January 31,
	2012	2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$115,668	$79,842
Receivables, net	96,568	82,518
Inventories	1,048,004	748,047
Prepaid expenses and other	4,225	2,108
Income taxes receivable	—	3,140
Deferred income taxes	5,182	5,370
Total current assets	1,269,647	921,025

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	3,480	2,792
Goodwill	29,547	24,404
Intangible assets, net of accumulated amortization	12,477	10,793
Other	7,641	2,776
Total intangibles and other assets	53,145	40,765

PROPERTY AND EQUIPMENT, net of accumulated depreciation	185,656	126,282

TOTAL ASSETS	$1,508,448	$1,088,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$34,597	$28,424
Floorplan notes payable	782,357	552,428
Current maturities of long-term debt	10,123	4,755
Customer deposits	25,063	49,540
Accrued expenses	32,527	26,735
Income taxes payable	5,023	—
Total current liabilities	889,690	661,882

LONG-TERM LIABILITIES
Senior convertible notes	124,887	—
Long-term debt, less current maturities	69,345	57,405
Deferred income taxes	38,656	28,592
Other long-term liabilities	1,870	2,854
Total long-term liabilities	234,758	88,851

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share; authorized - 45,000 shares, issued and outstanding - 21,047 at October 31, 2012 and authorized - 25,000 shares, issued and outstanding - 20,911 at January 31, 2012	—	—
Additional paid-in-capital	235,892	218,156
Retained earnings	145,118	118,251
Accumulated other comprehensive loss	(631)	(70)
Total Titan Machinery Inc. stockholders’ equity	380,379	336,337
Noncontrolling interest	3,621	1,002
Total stockholders’ equity	384,000	337,339

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,508,448	$1,088,072

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$456,168	$312,304	$1,084,866	$786,816
Parts	72,101	64,468	188,840	155,670
Service	33,365	29,843	93,583	76,202
Rental and other	20,478	16,345	46,617	33,286
TOTAL REVENUE	582,112	422,960	1,413,906	1,051,974

COST OF REVENUE
Equipment	414,028	283,690	985,397	711,421
Parts	49,266	44,389	130,276	108,535
Service	11,611	10,304	32,448	27,175
Rental and other	13,148	10,580	30,953	22,192
TOTAL COST OF REVENUE	488,053	348,963	1,179,074	869,323

GROSS PROFIT	94,059	73,997	234,832	182,651

OPERATING EXPENSES	63,950	50,060	175,313	133,556

INCOME FROM OPERATIONS	30,109	23,937	59,519	49,095

OTHER INCOME (EXPENSE)
Interest and other income	258	307	865	859
Floorplan interest expense	(3,704)	(2,625)	(9,022)	(5,121)
Other interest expense	(2,886)	(283)	(6,453)	(899)

INCOME BEFORE INCOME TAXES	23,777	21,336	44,909	43,934

PROVISION FOR INCOME TAXES	(9,418)	(8,536)	(17,786)	(17,575)

NET INCOME INCLUDING NONCONTROLLING INTEREST	14,359	12,800	27,123	26,359

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	298	—	256	—

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$14,061	$12,800	$26,867	$26,359

NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(150)	(113)	(270)	(238)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$13,911	$12,687	$26,597	$26,121

EARNINGS PER SHARE - DILUTED	$0.66	$0.61	$1.27	$1.31
WEIGHTED AVERAGE COMMON SHARES - DILUTED	20,988	20,890	20,982	19,903

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2012	2011	% Change	2012	2011	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$503,518	$361,601	39.2%	$1,200,148	$914,932	31.2%
Construction	94,852	77,435	22.5%	271,728	181,395	49.8%
Segment revenue	598,370	439,036	36.3%	1,471,876	1,096,327	34.3%
Eliminations	(16,258)	(16,076)	(1.1)%	(57,970)	(44,353)	(30.7)%
Total	$582,112	$422,960	37.6%	$1,413,906	$1,051,974	34.4%

Income Before Income Taxes
Agriculture	$26,060	$20,068	29.9%	$50,971	$43,964	15.9%
Construction	519	3,254	(84.1)%	767	4,482	(82.9)%
Segment income before income taxes	26,579	23,322	14.0%	51,738	48,446	6.8%
Shared Resources	(2,340)	(1,772)	(32.1)%	(4,843)	(3,786)	(27.9)%
Eliminations	(462)	(214)	(115.9)%	(1,986)	(726)	(173.6)%
Total	$23,777	$21,336	11.4%	$44,909	$43,934	2.2%

Note: The Company reports its revenue and income before income taxes at the segment level before inter-company eliminations.